EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 13, 2010, with respect to the consolidated financial statements and internal control over financial reporting, in the Annual Report of Integrated Silicon Solution, Inc. on Form 10-K for the year ended September 30, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Integrated Silicon Solution, Inc. on Forms S-3 (File Nos. 333-84402 and 333-42245) and on Forms S-8 (File Nos. 333-163934, 333-95282, 333-3438, 333-26135, 333-44281, 333-50679, 333-76991, 333-33944, 333-56800, 333-84404, 333-101378, 333-115494, 333-144006 and 333-148184).

/s/ GRANT THORNTON, LLP

San Jose, California

December 13, 2010